EX-99.d.6

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT, dated as of April 30, 2021, by and between Delaware Management Company, a series of Macquarie Investment Management Business Trust, a Delaware statutory trust (the "Adviser"), registered as an Investment Adviser as defined under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and Pictet Asset Management SA ("Sub-Adviser"), a corporation organized under the laws of Switzerland, registered as an Investment Adviser as defined under the Advisers Act and authorized and regulated by the Swiss Financial Market Supervisory Authority (“FINMA”) in Switzerland whose registered office is at 60 Route Des Acacias, Geneva Switzerland 1211-73, and Pictet Asset Management Limited ("Pictet AM UK"), a United Kingdom corporation, registered as an Investment Adviser as defined under the Advisers Act and authorized and regulated by the Financial Conduct Authority ("FCA") in the United Kingdom whose registered office is at Moor House Level 11, 120 London Wall, EC2Y 5ET, London.

WHEREAS, the Adviser is the investment manager to Ivy Funds (the "Trust"), an open-end investment management company organized as a series fund pursuant to the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish it with portfolio management services in connection with the Adviser's investment advisory activities on behalf of the Trust's series, Ivy Pictet Targeted Return Bond Fund (hereinafter, the "Fund"), and the Sub-Adviser desires to furnish such services to the Adviser.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.	Effective Date

This Agreement shall become effective on April 30, 2021 or such other later date as agreed between the parties.

2.	Appointment of Sub-Adviser

In accordance with and subject to the Investment Management Agreement between the Trust and the Adviser dated April 30, 2021, the Adviser hereby appoints the Sub-Adviser to perform portfolio selection services described herein for investment and reinvestment of the Fund's assets, subject to the control and direction of the Trust's Board of Trustees and the Adviser, for the period and on the terms hereinafter set forth. The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust, the Fund, or the Adviser in any way or otherwise be deemed an agent of the Trust, the Fund, or the Adviser.

In fulfilling its obligations hereunder, Sub-Adviser may delegate certain investment management, trading, operational process and other services to Pictet AM UK and as a result, the portfolio management team for the Fund may be comprised of employees of both Sub-Adviser and Pictet AM UK. Sub-Adviser may also delegate its operational process and other services to an affiliate pursuant to below (the "Operations Affiliates") ("Pictet AM UK," "Pictet AM PTE" (defined in Section 15 below) and the "Operations Affiliates," collectively to be referred to in this Agreement as "Relevant Affiliate(s)"). A Relevant Affiliate must remain an affiliate of the Sub-Adviser in order to serve as a Relevant Affiliate under this Agreement. Sub-Adviser hereby agrees that it will be responsible for the services delegated to the Relevant Affiliates, will supervise and monitor the Relevant Affiliates'’ compliance with the applicable terms of this Agreement, and shall be responsible for any actions or omissions of the Relevant Affiliates in the performance of its duties hereunder as if Sub-Adviser itself performed such duties, or failed to take an action that caused an omission. For the avoidance of doubt, both Sub-Adviser and Pictet AM UK are parties to this Agreement and hereunder will be acting as “investment advisers” to the Fund as that term is defined under the 1940 Act; further, as a party to this Agreement, Pictet AM UK will be subject to the terms and conditions of this Agreement in the same manner and to the same extent as Sub-Adviser.

3.	Obligations of and Services to be Provided by the Sub-Adviser

	(a)	The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund:

		(1)	The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Declaration of Trust, the Bylaws, the Registration Statement, the current Prospectus, the Statement of Additional Information of the Trust, and Derivatives Documentation (defined below) (collectively, the "Trust Documents") and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in the Trust Documents and as interpreted from time to time by the Board of Trustees of the Trust and by the Adviser, and shall likewise be subject to requirements as set forth in Subchapter M of the Internal Revenue Code, as amended (the "Code") in addition to the relevant regulations and rules of the U.S. Commodity Futures Trading Commission ("CFTC") and the U.S. Securities and Exchange Commission ("SEC"). Sub-Adviser agrees to coordinate and cooperate with the Adviser to monitor and remain in compliance with the applicable rules and regulations. Within the framework of the investment objectives, policies and restrictions of the Fund, as set forth in the Trust Documents, and subject to the supervision of the Trust's Board of Trustees and the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund. The Adviser agrees to provide reasonable notice to Sub-Adviser of any changes to the Fund’s investment objectives, policies or restrictions and of any changes to Fund compliance policies and procedures relevant to the Sub-Adviser obligations and to promptly deliver Prospectus and the Statement of Additional Information updates to the Sub-Adviser.

(2)	In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Sub-Adviser shall: (a) to the extent necessary or appropriate, as determined in the Sub-Adviser's reasonable discretion, obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries, countries or regions, the securities of which are included in the Fund's portfolio or are under consideration for inclusion therein; (b) in consultation with the Adviser, formulate and implement a continuous investment program for the Fund consistent with the Fund's investment objective and related investment policies as set forth in the Trust's Registration Statement, as amended; and (c) take such steps as are necessary to implement the aforementioned investment program by the purchase and sale of securities or other assets (and entering into Derivative Transactions (defined below)), including but not limited to (i) the placing, or at the Sub-Adviser's discretion, directing or placing any trades through a third-party broker and (ii) subject to paragraph 3(a)3.e below, entering into and delivering on the Fund’s behalf various brokerage and similar agreements and documents excluding documentation related to Derivative Transactions (and, notwithstanding Section 2 hereof, Sub-Adviser is expressly authorized to do so). Prior to initially directing the execution of a brokerage (agency) order to an affiliate of the Sub-Adviser, the Sub-Adviser shall provide prior notice to the Adviser.

(3)	In connection with the purchase and sale of securities on behalf of the Fund, the Sub-Adviser shall arrange for the transmission to the Adviser (or its designee) and the custodian for the Trust (the “Custodian”) on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Fund. The Sub-Adviser will not take custody of any Fund investments.

	a.	The Sub-Adviser shall work with the appropriate parties (e.g., broker-dealers, Custodian) to help facilitate appropriate settlement of each order placed for the purchase or sale of assets by the Sub-Adviser on behalf of the Fund. Sub-Adviser shall communicate all trade details (including cancellations and revisions) to the Adviser, the broker, and the Fund’s Custodian on a timely basis. For clarity, any purchase or sale of securities or other assets involving Derivative Transactions (defined below) shall be implemented and executed in accordance with subparagraph 3(a)3.e below.

b.	The Sub-Adviser shall be responsible for determining the level of cash to be held in the Fund. The Adviser shall retain all responsibility for the investment and management of such cash for the Fund and for investing the cash in compliance with applicable regulations and interpretations, including any daily sweep into another investment vehicle (“Cash Management Activities”). The Adviser will take actions reasonably designed to ensure that the Sub-Adviser’s daily management of the Fund will not be impacted by the liquidity of the invested cash. Notwithstanding any provision of this Agreement to the contrary, the Sub-Adviser shall not be responsible or liable in any way for any losses or damages arising from Cash Management Activities (including but not limited to any related impact on the Fund's performance or the Fund's investment strategies).

c.	The Sub-Adviser shall be responsible for trading foreign currency as agreed upon from time to time between Adviser and Sub-Adviser. The Custodian shall be responsible for trading foreign currency as agreed upon from time to time between Adviser and Sub-Adviser. For clarity, any foreign currency transactions involving derivative instruments shall be implemented and executed in accordance with subparagraph 3(a)3.e. below.

d.	The Sub-Adviser shall render such reports to the Adviser and/or to the Trust's Board of Trustees concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time require.

e.	The Sub-Adviser is authorized, subject to the general oversight and supervision of the Adviser and the Trust's Board of Trustees, to place orders for the purchase and sale of the Fund's exchange-traded derivatives ("Listed Derivatives") and/or over-the-counter derivatives ("OTC Derivatives") ("Listed Derivatives" and "OTC Derivatives," together, referred to as "Derivative Transactions"). Derivative Transactions shall be governed by the applicable Listed Derivatives and OTC Derivatives documentation executed by the Adviser including ISDA Master Agreements and corresponding Credit Support Annex, Master Confirmation Agreements, and Confirmations, listed options on margin agreements, listed options agreements, listed derivatives account documents for futures and options on futures, futures account applications, clearing documentation for OTC Derivatives, clearing documentation for Listed Derivatives, account control agreements for OTC Derivatives, account control agreements for Listed Derivatives, and agreements with execution and clearing brokers, among other agreements (documentation related to Listed Derivatives and OTC Derivatives signed by the Adviser shall be referred to as "Derivatives Documentation"). The Sub-Adviser is not authorized to trade Derivative Transactions under derivatives documentation that it has signed with swap counterparties, futures commission merchants, clearing or execution brokers, and any other parties with which it has executed derivatives transactions-related agreements (collectively, "Derivatives Parties"), and the Sub-Adviser understands that trading Derivative Transactions under its own derivative documentation may jeopardize the Fund's ability to exercise its termination, bilateral close-out netting, and collateral set-off rights with legal certainty in the event that the Adviser needs to exercise its rights under one or more of the Derivatives Documentation. Notwithstanding anything to the contrary herein, Sub-Adviser is authorized to execute trade Confirmations governed by one of the Derivatives Documentation for any and all Derivative Transactions that the Sub-Adviser is authorized to enter into on behalf of the Fund pursuant to this Agreement. The Adviser will provide to the Sub-Adviser copies of all relevant Derivatives Documentation and the Sub-Adviser is authorized to provide to the Derivatives Parties an executed copy of this Agreement (sanitized to remove confidential information such as Appendix A) to establish Sub-Adviser’s authorization pursuant to this paragraph. Further, the Adviser will enter into Derivatives Documentation with such Derivatives Parties as the Sub-Adviser may reasonably request from time-to-time should the Adviser determine, in its sole discretion, that entering such Derivatives Documentation with the particular counterparty is in the best interest of the Trust, the Fund and the Fund's shareholders. Adviser acknowledges and agrees that, in seeking to fulfill its obligations hereunder and under applicable law, Sub-Adviser must trade Derivative Transactions using Derivative Documentation which will be amended from time to time pursuant to the conditions set forth above. Notwithstanding any provision of this Agreement to the contrary, the Adviser represents and warrants to the Sub-Adviser that the Sub-Adviser shall have no direct or indirect liability or responsibility under any of the Derivatives Documentation except by reason of Sub-Adviser's or Relevant Affiliate's negligence.

f.	The Adviser does not authorize the Sub-Adviser to use its discretion to enter into new trades, make any payments, or exercise any default or early termination rights in accordance with the terms of the applicable Derivative Transactions and/or the provisions of the relevant Derivatives Documentation if the Sub-Adviser becomes aware that a relevant derivative dealer, futures commission merchant, executing broker or clearing broker (if singular, "Relevant Party," if plural, "Relevant Parties") experiences a potential event of any default or any potential right of termination by the non-Relevant Party in a Derivatives Documentation ("Financial Distress"). The Adviser and the Sub-Adviser agree to monitor the Relevant Counterparties under this paragraph and provide prompt notice to the other, by phone or email, if either party becomes aware of such Relevant Party's Financial Distress. The Sub-Adviser agrees that the Adviser will take responsibility for the entire Fund with respect to exercising the Fund's rights related to the Relevant Party's Financial Distress under the applicable Derivatives Documentation and Derivative Transactions. The Adviser's responsibility includes using the Adviser's discretion on whether an occurrence of an Event of Default, a Potential Event of Default, or a Termination Event has occurred with respect to a Relevant Party, determining an Early Termination Date and drafting and distributing an Early Termination Notice, making calculations with respect to an amount payable for the Affected Transactions or all relevant Transactions, determining the course of action to comply with the ISDA Resolution Stay Protocol, if applicable, and generally doing what is necessary to best manage and minimize the exposure of the Fund to a Relevant Party's Financial Distress. Capitalized words used in this paragraph shall have the meaning ascribed to them in the applicable ISDA Master Agreement. The Sub-Adviser shall notify the Adviser promptly after the Sub-Adviser becomes aware of any Financial Distress that a Relevant Party may be currently experiencing. Similarly, the Adviser shall notify the Sub-Adviser promptly upon determining that a Financial Distress of a Relevant Party has occurred and the actions the Adviser has taken or plans to take with respect to exercising the Fund's rights under the applicable Derivatives Documentation and Derivative Transactions. In furtherance of the foregoing, the Adviser shall provide Reasonable Advance Notice to the Sub-Adviser of decisions to exercise rights of early termination should it involve Derivatives Transactions entered into by the Sub-Adviser on behalf of the Fund. In addition, the Adviser shall provide Reasonable Advance Notice to the Sub-Adviser of decisions to terminate Derivatives Documents with any particular Derivatives Party. In this paragraph, "Reasonable Advance Notice" means advance notice given to the Sub-Adviser in a commercially reasonable manner taking into consideration the context of the circumstance.

(4)	The Sub-Adviser shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as set forth in the Trust's Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended (the "1933 Act") and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable law, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All Fund and Trust records shall be the property of the Trust and shall be available for inspection and use by the SEC, the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(5)	In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund's transactions in accordance with the Sub-Adviser's internal policies and procedures, except to the extent such policies and procedures are inconsistent with the Trust’s policies and procedures.

(6)	In selecting broker and dealers for the execution of the Fund's transactions, Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable execution available. In so using its best efforts, the Sub-Adviser shall bear in mind the Fund's best interests at all times and shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the dealer’s spread, mark-up or mark-down, and the timing of the transaction. The Sub-Adviser shall also take into account market prices and trends, the reputation, experience and financial stability of the broker-dealer involved, the general execution and operational facilities of the broker-dealer and the quality of service rendered by the broker-dealer in other transactions. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser's investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund’s or the Sub-Adviser's overall responsibilities to the Sub-Adviser's discretionary accounts.

(b)	The Sub-Adviser shall render such reports to the Adviser and/or to the Trust’s Board of Trustees regarding (i) the total amount and usage of all commissions, including fixed income transaction costs, if and when available, if any, generated as a result of trades executed for the Fund, and (ii) third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers.

(c)	The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has direct investment responsibility. The Sub-Adviser will comply with all applicable rules and regulations of the SEC, including restrictions and limitations provided in the 1940 Act and the regulations of the CFTC.

(d)	The Sub-Adviser (i) shall comply with all reasonable requests of the Trust (through the Adviser) for information relating to the Sub-Adviser’s obligations under this Agreement, including information required in connection with the Trust's filings with the SEC, CFTC and state securities commissions, and (ii) shall provide such other services as the Adviser and Sub-Adviser may agree from time to time.

(e)	The Sub-Adviser shall furnish to the Adviser for distribution to the Trust's Board of Trustees such periodic reports and information as the Trust's officers or Board of Trustees shall reasonably request.

(f)	Sub-Adviser will cause the Fund to (i) monitor the trading limitations set forth in CFTC Regulation 4.5(c)(2)(iii)(A) and (B) and shall subject the Fund to both tests described in 17 C.F.R. §4.5(c)(2)(iii)(A) and in 17 C.F.R. §4.5(c)(2)(iii)(B) on a daily basis and (ii) ensure that the Fund complies with and passes either the test set forth in CFTC Regulation 4.5(c)(2)(iii)(A) or CFTC Regulation 4.5(c)(2)(iii)(B) on a daily basis.

(g)	Sub-Adviser will conduct a pre-trade calculation to ensure the limitations set forth in 17 C.F.R. §4.5(c)(2)(iii)(A) and 17 C.F.R. §4.5(c)(2)(iii)(B) will not be breached in the event that the Fund is reaching its capacity with respect to the two tests described in 17 C.F.R. §4.5(c)(2)(iii)(A) and 17 C.F.R. §4.5(c)(2)(iii)(B).

(h)	Sub-Adviser will not be, and has not been, marketing participation of the Fund to the public as or in a commodity pool or otherwise as or in a vehicle for trading in the commodity futures, commodity options, or swap markets in any kind of written communication (electronic or otherwise), marketing material, and/or oral conversations with potential investors, investors, or the public.

(i)	Sub-Adviser further agrees: (i) to meet the testing requirements set forth in 17 C.F.R. §4.5(c)(2)(iii)(A) and 17 C.F.R. §4.5(c)(2)(iii)(B), (ii) is aware of the material damage a breach of the testing will cause the Fund and the Adviser, and (iii) will provide Adviser with advance notice by telephone and in writing (electronic is acceptable) to work out a solution jointly with the Adviser should testings be reaching its capacity before further Derivative Transactions are entered. Notwithstanding any provision in this Agreement to the contrary, the Adviser and the Sub-Adviser agree that the Sub-Adviser will monitor the Fund’s compliance with the tests set forth in both 17 C.F.R. §4.5(c)(2)(iii)(A) and 17 C.F.R. §4.5(c)(2)(iii)(B), but will cause the Fund to comply with at least one of those tests.

(j)	The Sub-Adviser may, but is not required, in its discretion and consistent with its fiduciary obligations, to bunch or aggregate purchase and sale orders for the Fund with orders of other clients of the Sub-Adviser or its Relevant Affiliates, and to allocate the aggregate amount of the investment and the associated costs thereof among the accounts in a manner over time which is no less favorable to the Fund than other clients of the Sub-Adviser. Any such aggregated trades will be made by the Sub-Adviser consistent with its written procedures, and agrees to keep accurate records of such transactions and to fully disclose such trade allocation procedures and practices to the Fund. In no instance, however, will the Fund's assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust's principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the 1940 Act.

(k)

The Sub-Adviser shall review any and all proxy solicitation materials with respect to Fund assets and shall be responsible for determining how to vote any such proxies and instructing the Adviser regarding the same on a timely basis. The Adviser shall be responsible for processing the proxy voting on behalf of the Fund, and shall instruct the Custodian and other appropriate parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

The Sub-Adviser shall provide to the Adviser a copy of Sub-Adviser's written proxy voting policies and procedures, as adopted, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable. Sub-Adviser shall also be responsible for maintaining records with respect to any proxy votes cast by the Sub-Adviser for the Fund. Any such records shall conform to the applicable SEC proxy regulations.

Records of all applicable proxy voting records will be provided to the Adviser within 3 business days of any request (written or oral) from the Adviser. The Sub-Adviser shall make such voting records available to the Adviser in hard and soft copies.

(l)	The Sub-Adviser shall review any and all notices, including but not limited to corporate action notices, if any, and promptly provide to the Adviser a response to all corresponding requests for information in relation to the securities held in the Fund. The Adviser shall instruct the Custodian and other appropriate parties providing services to the Fund to promptly forward any misdirected corporate action notices to the Sub-Adviser.

(m)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s or Pictet AM UK's ability to fulfill its commitment under this Agreement and/or any termination or resignation of the Fund's lead or senior portfolio manager or the addition or departure of any key personnel that is likely to impact the Sub-Adviser's or Pictet AM UK performance under this Agreement.

(n)	The Sub-Adviser shall:
	a.	Once annually (and more frequently as mutually agreed by the Adviser and the Sub-Adviser) and with reasonable prior notice, make an in-person presentation to the Trust's Board of Trustees on the Sub-Adviser’s performance of its services and the investment performance of the Fund;
	b.	respond to any formal written communication from the Trust's Board of Trustees, or the Board’s counsel, in performing the Sub-Adviser’s duties under Section 15(c) of the 1940 Act related to contract renewal;
	c.	respond to a formal written communication from the Adviser’s management in performing the Sub-Adviser’s duties under Section 15(c) related to contract renewal;
	d.	respond to compliance questionnaires from Adviser’s compliance officers in performance of the Sub-Adviser’s duties; and
	e.	with reasonable prior notice, and at the request of the Fund’s distributor, provide information regarding Sub-Adviser’s management of the Fund’s assets to various groups, including but not limited to broker/dealers, wholesalers, advisors, shareholders, industry participants, or member of the press;
	f.	Sub-Adviser shall not hold any cash or other assets of the Trust or the Fund; and
	g.	Where the Sub-Adviser or Pictet AM UK places an order on the Fund's behalf with, and when passing an order to, other entities, the Sub-Adviser will do so in accordance with its own policies and procedures as updated from time to time at the discretion of the Sub-Adviser. The Sub-Adviser shall promptly notify the Adviser of any material change to such policies or procedures.

3.	Delivery of Documents to the Adviser

The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

	(a)	The Sub-Adviser's and Pictet AM UK's current Form ADV and any amendments thereto, if applicable;

	(b)	The Sub-Adviser's and Pictet AM UK's most recent audited balance sheet;

	(c)	Separate lists of persons whom the Sub-Adviser and Pictet AM UK wish to have authorized to give written and/or oral instructions to the Custodian and the fund accounting agent of for the Fund;

	(d)	The Business Conduct Policy and/or the Code of Ethics of the Sub-Adviser and of the Pictet AM UK as currently in effect; and

	(e)	The Sub-Adviser’s and Pictet AM UK relevant compliance policies and procedures as currently in effect.

The Sub-Adviser will furnish the Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Sub-Adviser will provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements as to items (a) through (e) above will be provided within 30 days of the time such materials became available to the Sub-Adviser.

4.	Expenses

During the terms of this Agreement, the Sub-Adviser will pay all expenses incurred by either entity in connection with any activities under this Agreement, except as otherwise agreed to by the Sub-Adviser and the Adviser.

5.	Compensation

See Appendix A.

6.	Renewal and Termination

This Agreement shall continue in effect for a period of two years and from year to year thereafter provided that such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund, or by a vote of the majority of the Trust's Board of Trustees. And further provided that such continuance is also approved annually by a vote of the majority of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated at any time without payment of penalty: (i) by the Trust's Board of Trustees or by a vote of a majority of the outstanding voting securities of the class of beneficial interest of the Fund on sixty days' prior written notice, or (ii) by either party hereto upon sixty days' prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Management Agreement between the Trust and the Adviser (the “IMA”) or in the event of the assignment of the IMA. The terms "interested person," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act and the rules thereunder, as interpreted by the SEC and its staff from time to time.

7.	General Provisions

	(a)	In providing services hereunder, the Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of the Adviser or Custodian or other agents or other service providers of the Trust or the Fund or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust and/or to the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder.

	(b)	The Adviser and the Trust's Board of Trustees understand that the value of investments made for the Account may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. Neither the Sub-Adviser nor the Adviser have made and are not making any guarantees, including any guarantee as to any specific level of performance of the Fund. The Adviser and the Trust's Board of Trustees acknowledge that each Fund is designed for the described investment objective and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the

Fund by the Sub-Adviser are subject to various market, business, and operational risks.

(c)

This Agreement shall not become effective unless and until it is approved by the Board of Trustees of the Trust, including a majority of the members who are not "interested persons" to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval, and by a majority of the outstanding voting securities of the Fund.

(d)

The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, excluding other investment companies as noted in 8(f) below, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to cause the Fund to purchase or sell any security or other investment which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(e)

Except to the extent necessary to perform its obligations hereunder and as noted in Section 8(f) below, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, trustee or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

(f)

The Sub-Adviser agrees to an exclusive relationship with the Adviser with regard to its sub-advisory services to the Fund and shall not provide the same type of services outlined in Section 2 hereof to any other investment company registered under the 1940 Act (“Registered Fund”) that has a targeted return global bond investment strategy that is substantially similar in investment style and/or strategy to that of the Fund, each as reasonably determined by the Adviser, other than another Registered Fund under the management of the Adviser or its affiliates, except with the prior written consent of the Adviser (the "Exclusive Relationship"). The Exclusive Relationship will be effective upon the commencement of investment operations for the Fund (the "Effective Date") and will automatically expire exactly 24 months after the Effective Date (the "Two Year Anniversary Date") unless on the Two Year Anniversary Date, the total assets of the Fund are equal to or greater than $250 million. In that case, the Exclusive Relationship will continue from year to year thereafter, provided that the Fund's average total assets for the prior year are equal to or greater than $250 million.

8.	Confidential Treatment

It is understood that any information supplied by the Sub-Adviser to the Adviser in connection with the performance of the Sub-Adviser’s obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund or such persons as the Adviser may designate in connection with the Fund, subject to a duty or obligation to keep such information confidential and use it only for purposes of operating the Fund. It is also understood that any information supplied by the Adviser to the Sub-Adviser or to any Relevant Affiliate in connection with the performance of its obligations hereunder, but excluding information that is in the public domain, is to be regarded as confidential ("Confidential Information") and for use only by the Sub-Adviser and its Relevant Affiliate in connection with carrying out the Sub-Adviser’s obligations under this Agreement and to provide investment advice and other services to the Fund. The Sub-Adviser also is allowed to disclose Confidential Information as follows:

(a)

to its Relevant Affiliates, employees, consultants, legal advisers, service providers, or auditors (collectively, the "Receiving Parties") having a need to know such Confidential Information as long as the Sub-Adviser ensures that the Receiving Parties treat such information in the same manner that Sub-Adviser treats its own confidential information;

(b)

in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party will provide the disclosing party with written notice and will comply with any protective order or equivalent;

(c)

in accordance with a request of a regulatory agency, without prior notice to the disclosing party, provided that the receiving party will obtain a confidentiality undertaking from the regulatory agency where possible; and

	(d)	in accordance with Fund’s Privacy Policy.

The Adviser, on behalf of itself and the Fund, authorizes the Sub-Adviser to share data (including but not limited to the Fund's name) in existing or future client databases with Relevant Affiliates of the Sub-Adviser for internal use only and for purposes of fulfilling the Sub-Adviser's obligations under this Agreement only, and subject to an obligation by the Relevant Affiliates to treat the data as confidential. The Sub-Adviser agrees that it will hold the Relevant Affiliates to the same standard of care as the Sub-Adviser itself to ensure compliance with the confidentiality provisions of this Agreement.

9.	Representations and Warranties

The Sub-Adviser, on its behalf and on behalf of Pictet AM UK, hereby represents and warrants as follows:

(a)

Each is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b) Each has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser's obligations under this Agreement;

(c)

Each of the Sub-Adviser's and Pictet AM UK's performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser and Pictet AM UK are subject; and

(d)

The Sub-Adviser and Pictet AM UK have reviewed the portion of (i) the registration statement filed with the SEC, as amended from time to time, for the Fund ("Registration Statement"), and (ii) Fund's prospectuses and statements of additional information (including amendments thereto), in each case in the form received from the Adviser with respect to the disclosure about the Sub-Adviser and its management of the Fund of which the Sub-Adviser has knowledge and except as advised in writing to the Adviser such Registration Statement, prospectuses and statements of additional information (including amendments) contain, as of their respective dates, no untrue statement of any material fact of which the Sub-Adviser or Pictet AM UK has knowledge and do not omit any statement of a material fact of which the Sub-Adviser or Pictet AM UK has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

10.	Representations and Warranties

The Adviser hereby represents and warrants as follows:

(a)

The Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b)

The Adviser has all requisite authority to enter into and execute this Investment Sub-Advisory Agreement, in accordance with the Investment Management Agreement between the Trust and the Adviser, dated April 30, 2021;

(c) The Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Adviser is subject.

11.	Use of Names

(a)

The Sub-Adviser acknowledges and agrees that the names Delaware Funds by Macquarie, Ivy Funds and Delaware Management Company, and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Trust, the Adviser and their affiliates have the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the names Delaware Funds by Macquarie, Ivy Funds and Delaware Management Company, and associated abbreviations and logos, only in connection with the Sub-Adviser's performance of its duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to Delaware Funds by Macquarie, Ivy Funds and Delaware Management Company, or the Fund or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Fund in the Sub-Adviser's marketing material as long as such marketing material does not constitute "sales literature" or "advertising" for the Fund, as those terms are used in the rules, regulations and guidelines of the SEC and the Financial Industry Regulatory Authority.

(b)

The Adviser acknowledges and agrees that the names Pictet Asset Management SA and Pictet Asset Management Limited and abbreviations, variations or logos associated with those names, are the valuable property of the Sub-Adviser and its affiliates; that Sub-Adviser and its affiliates have the right to use such names, abbreviations and logos; and that the Adviser shall use the name Pictet Asset Management SA and associated abbreviations and logos, only in connection with the Adviser's duties hereunder. Further, in any communication with the public and in any marketing communications or other public document of any sort, the Adviser agrees to obtain prior written approval from the Sub-Adviser before using or referring to Pictet Asset Management SA and Pictet Asset Management Limited or any abbreviations, variations or logos associated with those names.

12.	Reports by the Sub-Adviser and Records of the Fund

The Sub-Adviser shall furnish the Adviser with reports concerning transactions and performance of the Fund, including portfolio transaction information required to be disclosed in the Trust's Registration Statement, in such form and at such intervals as may be mutually agreed from time to time. The Sub-Adviser shall permit the books and records retained by the Sub-Adviser with respect to the Fund to be inspected and audited by the Trust the Adviser or their agents during normal business hours, upon reasonable advance notice to the Sub-Adviser. The Sub-Adviser shall immediately notify and forward to the Adviser and legal counsel for the Trust any legal process served upon it on behalf of the Adviser or the Trust. The Sub-Adviser shall promptly notify the Adviser of any changes in any information concerning the Sub-Adviser of which the Sub-Adviser becomes aware that would be required to be disclosed in the Trust's Registration Statement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records it maintains for the Fund are the property of the Trust and further agrees to deliver to the Trust or the Adviser copies of any such records within a reasonable period of time after receipt of the Trust's or the Adviser's request. The Sub-Adviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the Sub-Adviser’s obligations and activities hereunder and the investment affairs of the Fund. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

13.	Compliance with Commodity Exchange Act

	(a)	The Adviser hereby represents and warrants to the Sub-Adviser that:

(1)

the Trust and the Fund are excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 and the Trust and the Fund, will file the notice if required by CFTC Regulation 4.5(c) and shall refile such notice annually if required;

		(2)	the Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.6 with respect to the Fund;

		(3)	the Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended (“CEA”); and

		(4)	the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Regulation 4.5(c), if such notice is required, with respect to such exclusion.

	(b)	The Sub-Adviser, on its behalf and on behalf of Pictet AM UK, hereby represents and warrants to the Adviser that:

(1)

the Sub-Adviser and Pictet AM UK is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to the Fund, will file the notice if required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually if required; and

		(2)	Sub-Adviser and Pictet AM UK will cause the Fund to comply with the trading restrictions in CFTC Regulation 4.5 unless otherwise agreed with the Adviser.

	(c)	The Adviser, the Sub-Adviser and the Sub-Adviser on behalf of Pictet AM UK each further agrees:

(1)

Adviser, Sub-Adviser, and Pictet AM UK shall each comply with all requirements of the CEA and then-current CFTC and SEC regulations that apply to Adviser and Sub-Adviser, respectively, with respect to the Fund;

(2)

Sub-Adviser and Pictet AM UK shall provide reasonable cooperation to the Adviser and Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the CEA and/or then-current CFTC and SEC regulations; and

(3)

The Adviser, the Sub-Adviser, and Pictet AM UK each further agrees to notify the other party promptly in writing if any of the representations and warranties contained in this Section 14 ceases to be accurate in any respect.

14.	Indemnification

The Sub-Adviser and the Sub-Adviser on behalf of Pictet AM UK agrees to indemnify and hold harmless the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Adviser and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), controls ("controlling person") the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser, the Fund, the Trust or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser's responsibilities as sub-adviser of the Fund pursuant to this Agreement (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Sub-Adviser, any of the Sub-Adviser's employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information covering the Fund or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if and to the extent that such a statement or omission was made in reliance upon written information furnished by the Sub-Adviser to the Adviser, the Trust or any affiliated person of the Adviser or the Trust expressly for use in the Trust's Registration Statement, or upon verbal information confirmed by the Sub-Adviser in writing expressly for use in the Trust’s Registration Statement, Prospectus or SAI; or (3) to the extent of, and as a result of, the failure of the Sub-Adviser to execute, or cause to be executed, portfolio transactions according to the in accordance with applicable provisions of the 1940 Act; provided, however, that in no case is the Sub-Adviser's indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Adviser agrees to indemnify and hold harmless the Sub-Adviser, each affiliated person of the Sub-Adviser and each controlling person of the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser's responsibilities as investment manager of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Adviser, any of the Adviser's employees or representatives or any affiliate acting on behalf of the Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information covering the Fund or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, other than statements and/or omissions made in reliance upon written information furnished by the Sub-Adviser, expressly for use in the Trust's Registration Statement or other than upon verbal information confirmed by the Sub-Adviser or any of its Relevant Affiliates in writing expressly for use in the Trust’s Registration Statement, prospectus or SAI; provided, however, that in no case is the Adviser's indemnity in favor of the Sub-Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

15.	Assignment by the Sub-Adviser

This Agreement shall automatically terminate in the event of its assignment by the Sub-Adviser or Pictet AM UK (as such term "assignment" is defined in the 1940 Act and the rules thereunder). Notwithstanding the foregoing to the contrary, the Sub-Adviser may delegate certain trading, operational and administrative tasks in relation to the Sub-Adviser's management of the Fund's assets hereunder to its affiliate, Pictet Asset Management (Singapore) PTE Ltd ("Pictet AM PTE" or “Delegatee”) as long as it remains an affiliate and as long as the Sub-Adviser agrees that the Sub-Adviser will continue to be responsible for the services delegated to Pictet AM PTE, and will supervise and monitor the Delegatee to ensure compliance with the applicable terms of this Agreement, and further agrees that the Sub-Adviser will remain responsible for any actions or omissions of the Delegatee in the performance of its duties hereunder to the same extent as if the Sub-Adviser itself performed such duties or failed to take action that caused an omission. Sub-Adviser shall ensure that no Relevant Affiliate delegates its delegated responsibilities hereunder to any other party, whether an affiliate of Sub-Adviser or not.

17.	Jurisdiction and Governing Law.

The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement (the "Proceeding"). In addition, this Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine). The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or Proceeding brought in such a court has been brought in an inconvenient forum. The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment. Nothing in this Section 17 shall affect the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring Proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

18.	Complaints

All formal complaints by the Adviser relating to the services provided by the Sub-Adviser or Pictet AM UK under this Agreement shall in the first instance be made in writing to the Sub-Adviser. A copy of the Sub-Adviser’s complaints handling policy is available on request.

19.	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Adviser:

For all notices:	DELAWARE MANAGEMENT COMPANY
100 Independence, 610 Market Street
Philadelphia, PA 19106, U.S.A.
Attention: David F. Connor, General Counsel

If to the Trust or Fund:	IVY FUNDS
c/o Delaware Funds by Macquarie
100 Independence, 610 Market Street
Philadelphia, PA 19106, U.S.A.
Attention: David F. Connor, General Counsel

If to the Sub-Adviser
or Pictet AM UK:	PICTET ASSET MANAGEMENT SA
60 Route Des Acacias, Geneva, Switzerland 1211-73
Attention: Erika Beaumier, Head of Compliance and
Jean-Yves Kohler, Head of Legal Institutional, Legal Department

20.	Severability

Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

21.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

[The Remainder of this Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

DELAWARE MANAGEMENT COMPANY, a series of
Macquarie Investment Management Business Trust

By:	/s/ Roger Early
Name:	Roger Early
Title:	Executive Vice President

PICTET ASSET MANAGEMENT SA

By:	/s/ Jean-Yves Kohler
Name:	Jean-Yves Kohler
Title:	Head of Legal Institutional

PICTET ASSET MANAGEMENT LIMITED

By:	/s/ Nian Lala	/s/ Mark Tonnerre
Name:	Nian Lala	Mark Tonnerre
Title:	Head of Legal	Senior Compliance Manager Pictet Asset Management

APPENDIX A

Fee Schedule

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day pursuant to the Trust Documents. The fee shall be payable in arrears on the last day of each calendar month.

The amount of such annual fee, in U.S. dollars, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:

Net Portfolio Assets	Fee
Up to $500 million	0.495%
Over $500 million to $1 billion	0.450%
Over $1 billion to $2 billion	0.425%
Over $2 billion	0.400%
Over $5 billion	0.375%

The sub-advisory fee listed above is the total amount paid by the Adviser to Sub-Adviser.